Exhibit 99.1
FOR IMMEDIATE RELEASE:
Wednesday, October 14, 2009
COMMERCE BANCSHARES, INC. ANNOUNCES THIRD QUARTER
EARNINGS PER SHARE OF $.66
     Commerce Bancshares, Inc. announced earnings of $.66 per share for the quarter ended September 30, 2009 compared to $.48 per share in the previous quarter and $.32 per share in the third quarter of 2008. Net income for the third quarter amounted to $51.6 million compared to $37.0 million in the previous quarter and $24.7 million in the same period last year. During the third quarter of 2008, the Company recorded a loss on the purchase of auction rate securities totaling approximately $21 million after tax, or $.27 per share. For the quarter, the return on average assets totaled 1.16% and the return on average equity was 11.5%.
     For the nine months ended September 30, 2009, earnings per share totaled $1.54 compared to $1.90 for the first nine months of last year. Net income amounted to $119.5 million for the first nine months of 2009 compared with $144.8 million in 2008, or a decline of $25.4 million. At September 30, 2009, the ratio of tangible common equity to total assets improved to 9.6% compared to 8.7% at the same time last year.
     In making this announcement, David W. Kemper, Chairman and CEO, said, “Although the economy remains challenging, this quarter we were pleased to report an increase in net income of 40%, or $14.7 million, over the previous quarter. The increase in net income over the previous quarter was mainly the result of 4% growth in total revenue and good overall expense control. Our net interest margin increased to 4.02% from 3.91% in the previous quarter. Loan balances continued to decline this quarter as a result of weak demand, while deposits were relatively flat.”
     Mr. Kemper continued, “During this quarter we strengthened our balance sheet, enhancing both our capital and liquidity positions while also building our loan loss reserves. Tangible common equity increased $153 million this quarter through retained earnings, securities portfolio appreciation and stock issuance. Liquidity also increased as our loan to deposit ratio declined to 77.4%. During the quarter we increased our allowance for loan losses by $4.5 million to $190.5 million, representing 1.85% of outstanding loans. Net loan charge-offs declined by $5.1 million from the prior quarter. Non-performing assets, consisting of non-accrual loans and foreclosed property, declined by $2.5 million to $129.2 million, or 1.26% of loans.”
     Total assets at September 30, 2009 were $18.0 billion, total loans were $10.6 billion, and total deposits were $13.8 billion.
(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 370 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.
Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	6/30/09	9/30/09	9/30/08

Non-Accrual Loans	$122,648	$121,698	$41,600
Foreclosed Real Estate	$9,039	$7,535	$4,622
Total Non-Performing Assets	$131,687	$129,233	$46,222
Non-Performing Assets to Loans	1.23%	1.26%	. 42%
Non-Performing Assets to Total Assets	.74%	.72%	.27%

Loans 90 Days & Over Past Due — Still Accruing	$39,968	$45,614	$31,878

     This financial news release, including management’s discussion of third quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
(Unaudited)	2009	2009	2008	2009	2008

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$157,445	$163,539	$151,564	$470,999	$436,450
Taxable equivalent net interest income	162,323	168,408	155,458	484,673	447,610
Non-interest income	98,562	102,135	95,593	293,128	290,486
Investment securities gains (losses), net	(2,753)	(945)	1,149	(5,870)	25,480
Provision for loan losses	41,166	35,361	29,567	119,695	67,567
Non-interest expense	160,011	154,489	184,446	467,386	471,692
Net income	36,968	51,649	24,673	119,453	144,819
Cash dividends	18,515	18,962	18,018	55,736	54,003
Net total loan charge-offs	36,033	30,896	18,734	101,848	45,122
Business charge-offs	2,378	4,626	1,775	10,846	2,315
Real estate — construction and land charge-offs	10,373	4,463	1,217	24,062	2,194
Real estate — business charge-offs	1,033	1,253	257	3,062	1,198
Consumer credit card charge-offs	13,214	12,577	8,314	36,554	22,842
Consumer charge-offs	8,476	6,522	6,060	24,331	14,546
Home equity charge-offs	96	233	208	629	338
Student charge-offs	2	2	—	4	—
Real estate — personal charge-offs	215	797	182	1,557	356
Overdraft charge-offs	246	423	721	803	1,333
Per common share:
Net income — basic	$0.48	$0.66	$0.33	$1.55	$1.92
Net income — diluted	$0.48	$0.66	$0.32	$1.54	$1.90
Cash dividends	$0.240	$0.240	$0.238	$0.720	$0.714
Diluted wtd. average shares o/s	76,690	78,563	76,065	77,096	75,976

RATIOS
Average loans to deposits (1)	81.58%	77.40%	93.29%	81.96%	92.46%
Return on total average assets	0.84%	1.16%	0.60%	0.91%	1.18%
Return on total average equity	8.91%	11.49%	6.06%	9.49%	12.14%
Non-interest income to revenue (2)	38.50%	38.44%	38.68%	38.36%	39.96%
Efficiency ratio (3)	62.15%	57.75%	74.20%	60.76%	64.43%

AT PERIOD END
Book value per share based on total equity	$22.04	$23.45	$21.16
Market value per share	$31.83	$37.24	$44.19
Allowance for loan losses as a percentage of loans	1.74%	1.85%	1.42%
Tier I leverage ratio	9.08%	9.65%	9.11%
Tangible equity to assets ratio (4)	8.85%	9.60%	8.66%
Common shares outstanding	77,049,199	78,922,671	75,701,500
Shareholders of record	4,503	4,449	4,487
Number of bank/ATM locations	373	373	367
Full-time equivalent employees	5,181	5,148	5,202

		Sept. 30	Sept. 30
		2009	2008

OTHER YTD INFORMATION
High market value per share		$44.41	$50.47
Low market value per share		$27.80	$34.76

(1)	Includes loans held for sale

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)	The tangible equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
(Unaudited)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
(In thousands, except per share data)	2009	2009	2008	2009	2008

Interest income	$198,992	$201,647	$209,464	$594,513	$640,221
Interest expense	41,547	38,108	57,900	123,514	203,771

Net interest income	157,445	163,539	151,564	470,999	436,450
Provision for loan losses	41,166	35,361	29,567	119,695	67,567

Net interest income after provision for loan losses	116,279	128,178	121,997	351,304	368,883

NON-INTEREST INCOME
Deposit account charges and other fees	26,935	27,750	27,854	80,277	83,189
Bank card transaction fees	30,105	31,279	29,317	88,552	85,019
Trust fees	19,355	19,258	20,518	57,486	60,917
Bond trading income	6,151	4,834	2,604	16,381	9,951
Consumer brokerage services	3,213	3,045	3,439	9,566	10,259
Loan fees and sales	3,733	6,851	1,594	13,545	4,884
Other	9,070	9,118	10,267	27,321	36,267

Total non-interest income	98,562	102,135	95,593	293,128	290,486

INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment losses on securities	(10,080)	(3,457)	—	(35,422)	—
Less noncredit-related losses on securities not expected to be sold	9,286	1,993	—	32,611	—

Net impairment losses	(794)	(1,464)	—	(2,811)	—
Realized gains (losses) on sales and fair value adjustments	(1,959)	519	1,149	(3,059)	25,480

Investment securities gains (losses), net	(2,753)	(945)	1,149	(5,870)	25,480

NON-INTEREST EXPENSE
Salaries and employee benefits	86,279	87,267	83,766	260,299	250,023
Net occupancy	11,088	11,752	11,861	34,652	34,735
Equipment	6,255	6,306	6,122	18,883	18,273
Supplies and communication	8,249	8,061	9,276	24,994	26,545
Data processing and software	15,007	15,500	14,229	44,854	41,951
Marketing	4,906	4,846	4,926	14,099	15,660
Deposit insurance	12,969	4,833	510	21,908	1,535
Indemnification obligation	—	(2,496)	2,879	(2,496)	(5,929)
Loss on purchase of auction rate securities	—	—	32,967	—	33,266
Other	15,258	18,420	17,910	50,193	55,633

Total non-interest expense	160,011	154,489	184,446	467,386	471,692

Income before income taxes	52,077	74,879	34,293	171,176	213,157
Less income taxes	15,257	23,415	9,534	52,264	67,320

Net income before non-controlling interest	36,820	51,464	24,759	118,912	145,837
Less non-controlling interest expense (income)	(148)	(185)	86	(541)	1,018

Net income	$36,968	$51,649	$24,673	$119,453	$144,819

Net income per common share — basic	$0.48	$0.66	$0.33	$1.55	$1.92

Net income per common share — diluted	$0.48	$0.66	$0.32	$1.54	$1.90

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30	Sept. 30	Sept. 30
(In thousands)	2009	2009	2008
ASSETS
Loans	$10,699,674	$10,282,690	$10,985,789
Allowance for loan losses	(186,001)	(190,466)	(156,031)

Net loans	10,513,673	10,092,224	10,829,758

Loans held for sale	388,706	317,913	392,697
Investment securities:
Available for sale	5,156,343	6,075,632	3,659,488
Trading	17,259	9,242	12,353
Non-marketable	133,925	133,732	153,423

Total investment securities	5,307,527	6,218,606	3,825,264

Federal funds sold and securities purchased under agreements to resell	40,155	12,620	457,295
Interest earning deposits with banks	8,318	118,745	—
Cash and due from banks	376,051	342,949	496,970
Land, buildings and equipment — net	406,612	403,900	409,676
Goodwill	125,585	125,585	125,585
Other intangible assets — net	15,849	15,060	18,299
Other assets	537,567	305,505	397,856

Total assets	$17,720,043	$17,953,107	$16,953,400

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,517,398	$1,512,529	$1,187,334
Savings, interest checking and money market	8,281,652	8,678,985	7,451,845
Time open and C.D.’s of less than $100,000	2,137,049	2,004,276	2,018,444
Time open and C.D.’s of $100,000 and over	1,770,243	1,645,005	1,654,464

Total deposits	13,706,342	13,840,795	12,312,087
Federal funds purchased and securities sold under agreements to repurchase	1,174,121	1,130,193	1,559,975
Other borrowings	847,108	821,941	1,250,510
Other liabilities	294,163	309,534	229,095

Total liabilities	16,021,734	16,102,463	15,351,667

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	385,812	395,182	360,935
Capital surplus	655,020	710,588	482,441
Retained earnings	664,189	696,876	760,145
Treasury stock	(823)	(825)	(161)
Accumulated other comprehensive income (loss)	(7,928)	47,003	(4,749)

Total stockholders’ equity	1,696,270	1,848,824	1,598,611
Non-controlling interest	2,039	1,820	3,122

Total equity	1,698,309	1,850,644	1,601,733

Total liabilities and equity	$17,720,043	$17,953,107	$16,953,400

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

	For the Three Months Ended
	June 30, 2009		September 30, 2009		September 30, 2008
		Avg. Rates		Avg. Rates		Avg. Rates
(Unaudited)	Average	Earned/	Average	Earned/	Average	Earned/
(Dollars in thousands)	Balance	Paid	Balance	Paid	Balance	Paid

ASSETS:
Loans:
Business (A)	$3,259,712	3.81%	$3,019,018	3.77%	$3,473,797	4.70%
Real estate — construction and land	750,983	3.50	698,876	3.74	698,420	4.78
Real estate — business	2,174,443	5.05	2,147,094	5.04	2,324,683	5.80
Real estate — personal	1,596,413	5.55	1,577,908	5.38	1,508,736	5.75
Consumer	1,497,806	6.87	1,423,911	6.99	1,717,075	7.07
Home equity	498,083	4.33	491,525	4.35	479,025	4.72
Student	347,239	2.61	341,516	2.37	—	—
Consumer credit card	697,542	12.70	728,547	12.60	790,303	10.76
Overdrafts	8,603	—	11,288	—	12,381	—

Total loans (B)	10,830,824	5.27	10,439,683	5.31	11,004,420	5.88

Loans held for sale	513,789	1.53	293,636	1.95	352,283	4.26
Investment securities:
U.S. government & federal agency	158,664	3.03	412,667	4.47	117,311	4.08
State & municipal obligations (A)	906,402	5.22	907,536	4.97	700,250	5.40
Mortgage and asset-backed securities	3,649,150	4.66	3,985,402	4.47	2,453,686	5.04
Other marketable securities (A)	193,280	5.40	194,802	5.20	81,552	3.23

Total available for sale securities (B)	4,907,496	4.74	5,500,407	4.58	3,352,799	5.03
Trading securities (A)	19,273	3.12	18,143	3.08	23,278	3.71
Non-marketable securities (A)	138,405	3.65	134,422	4.98	144,476	5.83

Total investment securities	5,065,174	4.70	5,652,972	4.58	3,520,553	5.06

Federal funds sold and securities purchased under agreements to resell	25,853	0.56	31,360	0.66	419,628	2.01
Interest earning deposits with banks	212,930	0.10	203,954	0.23	—	—

Total interest earning assets	16,648,570	4.91	16,621,605	4.93	15,296,884	5.55

Non-interest earning assets (B)	926,055		986,142		1,090,215

Total assets	$17,574,625		$17,607,747		$16,387,099

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$451,900	0.15	$443,263	0.15	$410,201	0.31
Interest checking and money market	8,460,468	0.37	8,653,109	0.35	7,498,605	0.77
Time open & C.D.’s of less than $100,000	2,129,991	2.74	2,107,778	2.54	2,041,276	3.14
Time open & C.D.’s of $100,000 and over	2,003,537	1.98	1,785,414	1.87	1,554,804	2.95

Total interest bearing deposits	13,045,896	1.00	12,989,564	0.90	11,504,886	1.47

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	962,804	0.35	937,728	0.35	1,368,050	1.58
Other borrowings (C)	873,596	3.79	833,189	3.66	1,103,224	3.61

Total borrowings	1,836,400	1.99	1,770,917	1.90	2,471,274	2.48

Total interest bearing liabilities	14,882,296	1.12%	14,760,481	1.02%	13,976,160	1.65%

Non-interest bearing demand deposits	860,819		877,500		668,191
Other liabilities	167,510		185,916		123,168
Equity	1,664,000		1,783,850		1,619,580

Total liabilities and equity	$17,574,625		$17,607,747		$16,387,099

Net interest income (T/E)	$162,323		$168,408		$155,458

Net yield on interest earning assets		3.91%		4.02%		4.04%

(A)	Stated on a tax equivalent basis using a federal income tax rate of 35%.

(B)	The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

(C)	Interest expense capitalized on construction projects is not deducted from interest expense in the calculation of the rate shown above.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2009
For the quarter ended September 30, 2009, net income amounted to $51.6 million, an increase of $14.7 million over the previous quarter and an increase of $27.0 million over the same quarter last year. For the current quarter, the return on average assets was 1.16%, the return on average equity was 11.49%, and the efficiency ratio was 57.75%. Compared to the previous quarter, net interest income (tax equivalent) increased by $6.1 million to $168.4 million, while non-interest income increased by $3.6 million to $102.1 million. Non-interest expense for the quarter totaled $154.5 million, a decline of $5.5 million from the previous quarter, which included costs for a special FDIC assessment of $8.0 million. Compared to the previous quarter, the provision for loan losses declined $5.8 million, totaling $35.4 million in the current quarter. The 3rd quarter of 2008 included a pre-tax loss of $33.0 million on the purchase of auction rate securities.
Balance Sheet Review
During the 3rd quarter of 2009, average loans, excluding loans held for sale, decreased $391.1 million, or 3.6%, compared to the previous quarter. Also, average loans decreased $564.7 million, or 5.1%, this quarter compared to the same period last year. The decrease in average loans compared to the previous quarter was mainly the result of lower business loan totals, which declined $240.7 million, coupled with declining balances in most other categories, including construction, business real estate and consumer loans. Consumer credit card loans grew 4.4% this quarter compared to the previous quarter.
The decline in business loans continued to reflect lower line of credit usage, lower demand, and pay-downs by business loan customers. Average construction and business real estate loans declined by $52.1 million and $27.3 million, respectively, compared to the previous quarter. These declines were reflective of continued uncertain economic conditions in the real estate markets and lower overall demand. Average balances of personal real estate and consumer loans declined by $18.5 million and $73.9 million, respectively, as loan pay-downs continued to exceed new loan originations for these products. Also, the Company has ceased most marine and RV lending in the consumer loan portfolio. The average balance of loans held for sale (comprised mostly of student loans) declined $220.2 million this quarter as the Company sold student loans totaling $221.1 million, most of which were originated during the last 12 months.
Total available for sale investment securities (excluding fair value adjustments) increased on average by $592.9 million to $5.5 billion this quarter compared with the previous quarter. The majority of this increase was the result of purchases of U.S. Treasury inflation-protected bonds and other asset-backed securities, which increased average balances by $262.4 million and $414.9 million, respectively. At September 30, 2009, the fair value of the Company’s available for sale investment securities included an unrealized gain of $106.4 million compared to $18.6 million at June 30, 2009, reflecting improved bond prices this quarter.
Total average deposits declined $39.7 million, or .3%, during the 3rd quarter of 2009 compared to the previous quarter, but increased $1.7 billion, or 13.9%, compared to the 3rd quarter of 2008. Compared to the previous quarter, the decrease in average deposits resulted mainly from a decline of $240.3 million in average certificate of deposit balances, which was partly offset by growth of $200.7 million in average money market accounts. During the current quarter, the Company reduced rates on certain short-term jumbo corporate certificates of deposit because of improving liquidity which resulted in a decline of $258.9 million in these balances. Excluding this effect, total deposits would have grown on average by $219.2 million over the previous quarter. The average loans to deposits ratio in the current quarter was 77.4%, compared to 81.6% in the previous quarter.
During the current quarter, the Company’s average borrowings decreased $65.5 million compared to the previous quarter. This decrease was partly the result of a $25.1 million decline in average federal funds purchased and repurchase agreement balances, combined with a $40.4 million reduction in average advances from the Federal Home Loan Bank (FHLB).
Net Interest Income
Net interest income (tax equivalent) in the 3rd quarter of 2009 amounted to $168.4 million, an increase of $6.1 million, or 3.7%, compared with the previous quarter and an increase of $13.0 million, or 8.3%, compared to the 3rd quarter of last year. During the 3rd quarter of 2009, the net yield on earning assets (tax equivalent) was 4.02%, compared with 3.91% in the previous quarter and 4.04% in the same period last year.
The increase of $6.1 million in net interest income (tax equivalent) in the 3rd quarter of 2009 over the previous quarter was primarily the result of higher interest income earned on investment securities due to higher average balances, coupled with lower rates paid on deposits. This increase was offset somewhat by lower interest income earned on loans due to lower volumes. Interest income on loans (tax equivalent) decreased by $2.8 million this quarter due to lower average balances, especially in business and consumer loans. This effect was partly offset by an increase of $1.0 million due to higher average balances of consumer credit card loans. Interest income on investment securities increased $5.9 million (tax equivalent) as a result of a $587.8 million increase in average balances, mainly in U.S. Treasury inflation-protected (TIPS) and other asset-backed securities. At September 30, 2009, the Company owned TIPS with a book value of $372.0 million. During the current quarter, inflation-adjusted income earned on these bonds amounted to $2.4 million.
Interest expense on deposits declined $2.8 million in the 3rd quarter of 2009 compared with the previous quarter as a result of lower rates paid on virtually all deposit products, coupled with lower certificate of deposit balances which carry higher interest rates. Interest expense on borrowings decreased $612 thousand due mainly to lower average balances of FHLB advances.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2009
The tax equivalent yield on interest earning assets in the 3rd quarter of 2009 increased 2 basis points over the previous quarter to 4.93%, while the overall cost of interest bearing liabilities decreased 10 basis points to 1.02%.
Non-Interest Income
For the 3rd quarter of 2009, total non-interest income amounted to $102.1 million, an increase of $6.5 million compared to $95.6 million in the same period last year. Also, current quarter non-interest income increased $3.6 million, or 3.6%, compared to $98.6 million recorded in the previous quarter.
Bank card fees for the quarter increased 6.7% over the 3rd quarter of last year, primarily due to continued growth in transaction fees earned on corporate card (growth of 26.4%) and debit card (growth of 3.1%) transactions, but continued to be negatively impacted by lower retail sales affecting both merchant and credit card fees. Trust fees for the quarter decreased 6.1% from the same period last year and were flat with the previous quarter, reflecting continued lower asset values and the effects of low interest rates on money market income. Deposit account fees decreased slightly from the same period last year, as overdraft fees were down 9.7%, partly offset by a 26.5% increase in corporate cash management fees. However, overdraft fee income grew 2.9% when compared to the previous quarter. Bond trading income for the current quarter totaled $4.8 million, an increase of 85.6% over the same period last year, due to higher sales of fixed income securities to correspondent banks and corporate customers. During the quarter, the Company sold $221.1 million of student loans held for sale and recorded a pre-tax gain of $4.4 million.
Investment Securities Gains and Losses
Net securities losses amounted to $945 thousand in the 3rd quarter of 2009, compared to net losses of $2.8 million in the previous quarter and net gains of $1.1 million in the same quarter last year. During the current quarter, the Company recorded additional credit-related impairment losses of $1.5 million on certain non-agency guaranteed mortgage-backed securities identified as other than temporarily impaired. The noncredit-related loss on these securities, which was recorded in other comprehensive income, was $2.0 million. At September 30, 2009, the par value of these bonds identified as other than temporarily impaired totaled $137.8 million, compared to $102.3 million at June 30, 2009.
The current quarter also included pre-tax gains of $519 thousand, most of which related to private equity investments of the Company. Minority interest expense related to this activity totaled $255 thousand and is included in non-controlling interest in the income statement.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $154.5 million, a decrease of $5.5 million compared with amounts recorded in the previous quarter and a decrease of $30.0 million compared to the same period last year. Non-interest expense for the previous quarter included costs for an FDIC special assessment of $8.0 million that did not reoccur in the current quarter. Additionally during the 3rd quarter of 2008, the Company recorded a loss on the purchase of auction rate securities totaling $33.0 million. Compared to the 3rd quarter of last year, salaries and benefits expense increased $3.5 million, or 4.2%, resulting mainly from higher medical and pension costs, coupled with increased incentives paid on certain capital markets activities. Full-time equivalent employees totaled 5,148 and 5,202 at September 30, 2009 and 2008, respectively.
Compared with the 3rd quarter of last year, supplies and communication costs declined 13.1% and occupancy costs were down .9%. Marketing costs were slightly lower than in the previous year, while data processing and software costs increased 8.9% as a result of higher costs for several new software and servicing systems put in place this year. FDIC insurance expense increased $4.3 million over the same quarter last year due to higher insurance rates assessed. Included in non-interest expense in the current quarter was a reduction of $2.5 million in certain Visa, Inc. (Visa) indemnification costs, compared to net costs of $2.9 million for Visa obligations in the 3rd quarter of 2008.
Income Taxes
The effective tax rate for the Company was 31.2% for the current quarter, compared with 29.2% in the previous quarter and 27.9% in the 3rd quarter of 2008.
Credit Quality
Net loan charge-offs for the 3rd quarter of 2009 amounted to $30.9 million, compared with $36.0 million in the prior quarter and $18.7 million in the 3rd quarter of last year. The decrease in net loan charge-offs in the 3rd quarter of 2009 compared to the previous quarter was mainly the result of a decline in losses on construction loans of $5.9 million, coupled with lower consumer banking losses of $2.0 million and lower consumer credit card losses. Net loan charge-offs on business loans increased by $2.2 million over the previous quarter. Combined net loan charge-offs for business, business real estate and construction loans this quarter totaled $10.3 million compared to $13.8 million in both the 1st and 2nd quarters of 2009. The ratio of annualized net loan charge-offs to total average loans was 1.17% in the current quarter compared to 1.33% in the previous quarter.
For the 3rd quarter of 2009, annualized net charge-offs on average consumer credit card loans decreased to 6.85%, compared with 7.60% in the previous quarter and 4.19% in the same period last year. Consumer loan net charge-offs for the quarter amounted to 1.82% of average consumer loans, compared to 2.27% in the previous quarter and 1.40% in the same quarter last year. The provision for loan losses for the current quarter totaled $35.4 million, and was $5.8 million lower than the previous quarter. However, the Company increased the allowance for loan losses by $4.5 million this quarter to $190.5 million, or 1.85% of total loans, excluding loans held for sale. The allowance for loan loss balance was 157% of total non-accrual loans.
At September 30, 2009, total non-performing assets amounted to $129.2 million, a decrease of $2.5 million from the previous quarter, and represented 1.26% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($121.7 million) and foreclosed real estate ($7.5 million). At September 30, 2009, the balance of non-accrual loans included residential construction loans of $67.4 million, business real estate loans of $19.9 million and business loans

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2009
of $24.1 million. Loans past due more than 90 days and still accruing interest totaled $45.6 million at September 30, 2009, but included $15.3 million in guaranteed student loans that the Company intends to hold to maturity.
Other
The Company’s purchases of treasury stock during the current quarter were not significant and related mainly to employee stock option activity. In conjunction with the Company’s previously announced at-the-market offering, the Company issued 1,845,621 shares of its common stock during the 3rd quarter of 2009. Gross proceeds from these sales during the quarter were $63.6 million, with an average sale price of $34.48 per share. Commissions paid to the sales agent for the sale of these shares were $955 thousand. After payment of commissions and SEC, legal, and accounting fees relating to the offering during the 3rd quarter of 2009, net proceeds totaled $62.7 million, with average net sale proceeds of $33.96 per share. On July 31, 2009 the Company terminated its Equity Distribution Agreement related to this offering and no further shares were issued.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.